Exhibit 99.B(g)(1)(a)(vi)

ATTACHMENT A
To the Mutual Fund Custody Agreement dated July 1, 2011 between
The Victory Portfolios and KeyBank National Association

The Victory Portfolios

1.	Balanced Fund
2.	Diversified Stock Fund
3.	Dividend Growth Fund
4.	Established Value Fund
5.	Fund for Income
6.	Integrity Micro-Cap Equity Fund
7.	Integrity Mid-Cap Value Fund
8.	Integrity Small-Cap Value Fund
9.	Integrity Small/Mid-Cap Value Fund
10.	Investment Grade Convertible Fund
11.	Large Cap Growth Fund
12.	Munder Growth Opportunities Fund
13.	Munder Index 500 Fund
14.	Munder Mid-Cap Core Growth Fund
15.	Munder Small Cap Growth Fund
16.	Munder Total Return Bond Fund
17.	National Municipal Bond Fund
18.	Ohio Municipal Bond Fund
19.	Select Fund
20.	Small Company Opportunity Fund
21.	Special Value Fund

As of February 18, 2015.